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                                  EXHIBIT 11.1


                                DENAMERICA CORP.
                        CALCULATION OF EARNINGS PER SHARE
                                  (000 OMITTED)

                                                                            YEAR ENDED
                                                                   ------------------------------
                                                                   DECEMBER 27,       JANUARY 1,
                                                                       1995              1997
                                                                   -----------       ------------
Net Income Before Extraordinary Item ........................      $       200       $      1,615
Net Income (Loss) ...........................................              200              1,118
Less: Preferred Stock Dividend and Accretion ................             (593)              (149)
                                                                   -----------       ------------
Net Income (Loss) Applicable to Common Shareholders .........      $      (393)      $        969
                                                                   ===========       ============
Net Income (Loss) Per Common Share Before Extraordinary Item       $      (.06)      $        .14
                                                                   ===========       ============
Net Income (Loss) Per Common Share ..........................      $      (.06)      $        .08
                                                                   ===========       ============
Weighted Average Common and
  Common Equivalent Shares Outstanding ......................        6,937,500         11,698,000
                                                                   ===========       ============